Exhibit 4.5

FIXED CHARGE AGREEMENT

        THIS FIXED CHARGE AGREEMENT (this “Agreement”) made as of the 31st day of January 2007, by and among Attunity Ltd., a company duly incorporated under the laws of the State of Israel, having its principal place of business at Kfar Netter Industrial Park, Kfar Netter 40593, Israel (the “Pledgor”), and Plenus Technologies Ltd. Plenus II, LP and Plenus II (DCM), LP of Delta House, 16 Abba Eben Avenue, Herzeliya 46725, Israel (collectively “Plenus” or the “Lender”).

        WHEREAS, the Pledgor has agreed to enter into this Agreement in order to secure certain obligations of the Pledgor, to the Lender pursuant to the Loan Agreement;

        NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1.     The Preamble to this Agreement constitutes an integral part hereof. All capitalized terms used herein and not defined herein shall have the meaning assigned to such terms in the Loan Agreement by and among the Pledgor and the Lender dated as of the date hereof (the “Loan Agreement”).

2.     To secure the performance of the Pledgor’s obligations pursuant to this Agreement, the Floating Charge Agreement, the Loan Agreement and the Warrant (the “Secured Obligations”), the Pledgor hereby pledges and grants the Lender a first priority fixed charge on all of the Pledgor rights in and to its intellectual property (the “Fixed Charge”) as more fully described in Exhibit A attached hereto (the “Collateral”), for as long as the Fixed Charge is in effect.

3.     The Pledgor will not without prior written consent of Plenus which will not be unreasonably withheld or delayed and which consent may be obtained, inter alia, via e-mail communication: (a) materially change the general nature of its business; (b) make any loan or other extension of credit to its distributors, customers or any subsidiary that is not wholly owned by Pledgor (with the exception of Attunity Software Services (1991) Ltd. in which the Company through its wholly owned subsidiary, Attunity Israel (1992) Ltd., holds a 98% interest), other than loans and advances granted in the ordinary course of business and for an aggregate amount of not more than $50,000; (c) receive any loan or advance from a third party or incur any debt, other than debt incurred in the ordinary course of business consistent with past business practices of the Pledgor and up to an aggregate amount of US$100,000; (d) issue any guarantee or otherwise incur any contingent liability, other than in the ordinary course of business and up to an aggregate amount of US$100,000; (e) sell, transfer, assign, grant a security interest in or pledge any of the Collateral or any of the Pledgor’s other assets (f) repay any existing or future loans, debts or other financial obligations, including, without limitation, with respect to shareholders’ loans, in the aggregate amount of more than US$50,000, excluding, however, operating expenses of the Pledgor which are incurred in the Pledgor’s ordinary course of business and repayment of loans or debts the assumption of which is not forbidden pursuant to this Agreement; (g) transfer ownership of its assets (other than the Collateral) to a third party other than in the ordinary course of business; (h) create or permit to exist any encumbrance over any of its present or future revenues or assets; and (i) distribute any dividends.

        The provisions of this Section 3 shall apply mutatis mutandis to any existing and/or future subsidiaries or affiliates of the Pledgor. The Pledgor undertakes that each and every of its existing and future subsidiaries, shall undertake in writing to comply with this Section 3 as provided above.

4.     The Pledgor shall use best efforts to preserve the Collateral, without interfering with the use of the Collateral in the ordinary course of business, and shall at all time maintain insurance which is adequate for a company of the size, at the stage of development and in the industry which Pledgor operates and approved by Plenus. The Pledgor shall permit the Lender to inspect the Collateral and its records at all reasonable times and upon reasonable notice, subject to customary non-disclosure restrictions as reasonably determined by the Pledgor.

5.     The Pledgor hereby makes those representations and warranties appearing in Section 4 of the Loan Agreement and such representations and warranties are incorporated by reference herein.

6.     Subject to applicable law, Plenus shall be entitled on behalf of the Lender to enforce the Fixed Charge against the Pledgor, and the Collateral shall be subject to immediate foreclosure, at any time without any further demand, immediately upon the occurrence of an Event of Acceleration, unless otherwise provided for below or in the Loan Agreement.

        The Pledgor shall promptly inform the Lender of the occurrence of any Event of Acceleration and, upon receipt of a written request to that effect from Plenus, confirm to the Lender that, except as previously notified to the Lender or as notified in such confirmation, no Event of Acceleration has occurred.

7.	(a)	Upon the occurrence of any Event of Acceleration, Plenus shall be entitled to adopt all the measures it deems fit, allowed by applicable law, in order to recover the performance of the Secured Obligations and realize all of its rights hereunder, including the realization of the Collateral, in whole or in part, and to apply the proceeds thereof to the Secured Obligations without Plenus first being required to realize any other guarantees or collateral securities, if such be held by Plenus.

(b)	Upon the occurrence of an Event of Acceleration, Plenus may, as attorney-in-fact of the Pledgor (and, for the purpose hereof, the Pledgor does hereby irrevocably appoints Plenus to be its attorney-in-fact), subject to any applicable law, sell all or any part of the Collateral by public auction or otherwise, by itself or through others, for cash or installments thereof or otherwise, at a price and on such terms as Plenus in its reasonable discretion shall deem fit, and likewise, subject to applicable law, Plenus may of its own accord or through the court or an execution office, realize the Collateral or any part thereof, including, inter alia, by appointing a receiver or receiver and manager on behalf of Plenus, who shall be empowered, inter alia:

(1)	to call in all or any part of the Collateral;

(2)	to sell, or agree to the sale of, the Collateral, in whole or in part, to dispose, or agree to dispose, of same in such other manner on such terms as he deems fit;

(3)	to make such other arrangement regarding the Collateral or any part thereof as he deems fit;

(4)	to take any and all action required which he, at his sole discretion, deems productive or otherwise helpful, for the realization of the Collateral, and/or for the fulfillment of his duty; and

(5)	to carry out any other authority empowered to him by the court or the execution office.

The Lender acknowledges and agrees that certain of the Collateral may have been developed with the assistance of funds received from the Office of the Chief Scientist of the Israeli Ministry of Industry, Trade and Employment and consequently the use, transfer and sale of such Collateral is subject to the Law for the Encouragement of Industrial Research and Development, 5744-1984, as amended or supplemented from time to time and all rules and regulations issued thereunder (the “R&D Law”) and they undertake to comply with the R&D Law.

8.     The Pledgor shall cooperate with the Lender and execute all documents as may be reasonably necessary or advisable to register the Fixed Charge with the Israeli Registrar of Companies and/or Registrar of Pledges, such document(s) substantially in the form annexed hereto as Exhibit B, and shall bear all stamp taxes with respect to such registrations, if such are applicable. The Pledgor shall pay, upon demand, all reasonable expenses, including reasonable attorney’s fees, incurred by the Lender in enforcing its rights and remedies hereunder.

9.     The amount being secured under the Fixed Charge created by this Fixed Charge Agreement is limited in accordance with the Loan Agreement, to the Loan Amount together with any accrued Interest thereon and any other amounts due according to this Agreement. The payments to be made to the Lender in the event of the foreclosure of the Fixed Charge will be made in the following order: costs, expenses and taxes, interest, any payment under Section 9.6 of the Loan Agreement and then the Loan Amount. The Fixed Charge shall be cancelled, and the Lender shall promptly execute and provide the Pledgor with all documents necessary to release the Fixed Charge, upon repayment of all amounts owed to the Lender and the termination of the Loan Agreement pursuant to its terms.

10.     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the appropriate court in Tel Aviv, Israel.

11.     The Pledgor shall promptly notify Plenus in writing of any Material Adverse Change and of any other event that may materially adversely affect the condition or value of the Collateral.

12.     The Pledgor will immediately notify the Lender of any material change in its name or identity or corporate structure or in the location of its chief offices or where its books and records are kept, as well as any change to its incorporation documents which might adversely affect the Lender’s rights hereunder.

13.     None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by any party hereto without the prior consent in writing of the Pledgor and Plenus. Notwithstanding the foregoing and without derogating from the requirement and limitations set forth immediately below, the Lender shall have the right to assign or transfer any of its rights, privileges and obligations under this Agreement to a Permitted Transferee, provided that such assignment or transfer is not to a competitor of the Pledgor, and further provided that the assignee or transferee undertakes, in writing, all of such Lender’s obligations hereunder. The assigning or transferring Lender shall notify the Pledgor in writing of any such assignment or transfer no later than seven (7) days following its execution.

14.     Any notices to be provided by one party to another shall be done in accordance with the notice provisions set forth in the Loan Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Fixed Charge Agreement has been executed by the parties hereto as of the date first above written.

ATTUNITY LTD.

By: /s/ Dror Elkayam ——————————————
Its: VP Finance

PLENUS TECHNOLOGIES, LTD.

By: /s/ Moti Weiss ——————————————	/s/ Shlomo Karako ——————————————
Its: Managing Partner	CFO

PLENUS II, LP

By: /s/ Moti Weiss ——————————————	/s/ Shlomo Karako ——————————————
Its: Managing Partner	CFO

PLENUS II (DCM), LP

By: /s/ Moti Weiss ——————————————	/s/ Shlomo Karako ——————————————
Its: Managing Partner	CFO

EXHIBIT A

        The Collateral consists of all of Pledgor’s right, title in and to its intellectual property rights, including, but not limited to, the following:

        All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, Internet domain names, trade dress, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, all claims for damages by way of any past, present and future infringement of any of the foregoing and rights to payment of any kind;

        All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Pledgor arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Pledgor, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Pledgor;

        All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

        All Pledgor’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof; and

        The term “Pledgor’s Books” as used herein shall mean all Pledgor’s books and records including ledgers, records regarding Pledgor’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

        All insurance policies or the proceeds thereof in respect of the above described assets.